                                                           Exhibit 11
                                                           ----------

       UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
               COMPUTATION OF EARNINGS PER SHARE

      For the Years Ended December 31, 1996, 1995 and 1994
            (In Thousands, Except Per Share Amounts)

                                                  1996     1995     1994
                                                 -------  -------  -------
Weighted average number of shares
  outstanding (a). . . . . . . . . . . . . . .   216,685  204,930  205,105

Average shares issuable on exercise of
  stock options less shares repurchasable
  from proceeds. . . . . . . . . . . . . . . .     1,548      825      502
                                                 -------   ------   ------
Weighted average number of shares used
  in computation of earnings per share . . . .   218,233  205,755  205,607
                                                 =======  =======  =======

Income from continuing operations. . . . . . .  $732,860 $619,289 $568,631

Income (loss) from discontinued operations (b)   170,673  326,542  (22,429)
                                                -------- -------- --------
Net Income . . . . . . . . . . . . . . . . . .  $903,533 $945,831 $546,202
                                                ======== ======== ========

Earnings per share:

  Income from continuing operations . . . . .   $   3.36 $   3.01 $   2.76

  Income (loss) from discontinued operations (b)    0.78     1.59    (0.10)
                                                -------- -------- --------
  Net Income  . . . . . . . . . . . . . . . .   $   4.14 $   4.60 $   2.66
                                                 ======== ======== ========
(a) In connection with the Corporation's acquisition of Southern Pacific, on
    September 11, 1996, UPC issued 38.1 million shares of its common stock in exchange for 60% of SP's shares.  As a result, average common stock outstanding used in the computation of earnings per share will increase in future periods. See Note 2 to the Financial Statements.

(b) All computations reflect Resources and USPCI as discontinued operations
    (See Note 3 to the Financial Statements).